                                                                   Exhibit 10.19
                                PRIVATE CONTRACT

    Substitute tax D.P.R. 29.9.73 n. 601 (Gazzetta Ufficiale 16.10.73 n. 268)

                                     BETWEEN

The "BANCA MEDIOCREDITO S.p.A.", with headquarters in Turin, via Alassio 11/c, share capital L. 500,000,000,000, fully paid in, registered with the Register of Companies of Turin at n.9Bis/95, company belonging to the "banking group UniCredito Italiano - registered with the Board of banking groups". tax code 03126570013, ABI code 10636.9 and hereafter called "Bank", represented by Mr. rag. Alberto Verna born in Turin June 18th, 1960, employee of the Banca Mediocredito S.p.A., given the power of attorney with Notary Gamba of Turin dated November 4th, 1998, registered in Turin November 5th, 1998 at n. 18956

                                       AND

The "VILLA SISTEMI MEDICALI S.P.A." with headquarters in Buccinasco, via Delle Azalee 3, share capital L. 6,500,000,000, registered with the Register of Companies of Milan at n. 30429/1990, tax code 10022080153, (hereafter called "Company"), represented by Mr. Carmelo Giuseppe Ammendola born in Reggio di Calabria May 25th, 1947, as Managing Director with domicile for the position at the Company, being vested with the necessary powers.

                                  IT IS AGREED

                                      Art.1

The Bank concedes to the Company, which accepts as single beneficiary, financing for L. 3,000,000,000 (three billion Lire).

The loan is regulated by the contract and the specifications which are attached to this document under letter A9, being a substantial and integral part of the same.

The loan is assisted by, among others, the Warranty Fund for Small and Medium Companies constituted per ex art. 2, comma 100 letter a) of Law 662/96 and regulated by the decrees of the Ministry of Industry, Commerce and Craftsmanship dated May 31st,1 999, n.248 and of December 3rd, 1999.

With its letter dated March 17th, 2000 record no. 003448 the Mediocredito Centrale S.p.a., with headquarters in Rome, communicated that the Managing Committee, on March 16th, 2000, approved the operation of the above-mentioned Warranty Fund created at the Mediocredito Centrale S.p.a., for the amount of 60% of the disbursed and existing loan. In any case, the amount of such contribution may not be higher than the amount of the "de minimis" assistance described by community rules relative to State assistance.

                                     Art. 2

The Company commits itself to use the financing only to satisfy part of the financial needs resulting from the completion of a program of investments for improvements in the company organization/infrastructure.

                                     Art. 3

The Company commits itself to provide the Bank with proof of total and free enjoyment of its rights up until the end of the tenth day following the date of stipulation of the contract. The company further commits itself to document the issuance of a patronage letter by "DEL GLOBAL TECHNOLOGIES CORP" with headquarters in New York (USA) as previously agreed, on the basis of the text attached as App. B.

The Company shall satisfy its obligations as outlined above within the deadline of June 15th, 2000, it being understood that, for that portion of the principal which the Bank will be able to disburse after June 15th, 2000, a commission of 0.75% will be due to the Bank, calculated in proportion to the effective days beyond the final date of use, unless the Bank itself does not intend to consider the loan included in the total amount disbursed up until that date.

The amount of the loan will be credited by the Bank to the Company, in one or more payments, after fulfillment of the conditions outlined above. The Company recognizes that, relative to this loan, a "una tantum" amount will be withheld on the guaranteed value, for a 1% commission to be paid to the Warranty Fund described previously in art. 1, within 3 months of the date of the resolution of conceding said fee.

In any case, said guarantee will default unless at least 25% of the loan is disbursed by the Bank within March 16th, 2001, unless, before this deadline, an extension is requested and agreed to by the Management Committee of the Fund.

                                     Art. 4

A) The Company commits itself to reimburse the loan (principal portion) with 12 installment payments to the Bank, of which the first, for L. 250,000,000 (two hundred fifty million Lire) each, due every 6 months, beginning on September 1st, 2001, and ending March 1st, 2007.

B) Interest on the financed amounts, calculated on the basis of a multiplier 365/360, will be paid by the Company on a deferred basis on March 1st, June 1st, September 1st, and December 1st of each year.

C) Interest on the loan will be paid as follows: Until June 1st, 2000 at 5.664% nominally annually:

     For subsequent semesters, beginning with June 2nd and December 2nd of each year, the rate will be determined (rounded to the closest one hundredth of a point) by increasing the nominal annual deferred rate, equal to the EURIBOR 6 month rate, as recorded by the FBE (European Banking Federation) and as published in the daily newspaper "Il Sole 24 Ore" (or, in its absence, as communicated by the FBE), by one percentage point; for value date the fourth to the last working day of the month which precedes the semester of application of the interest rate by one month.

In the case of the absence of a record of the parameter described above, the interest rate will be determined by increasing by one percentage point the annual rate recognized by the Bank on its bonds.

Details of the expenses outlined in letter M) of the specifications are illustrated in the form attached in App. C).

                                     Art. 5

This contract is stipulated under Legislative Decree 1.9.93 n. 385 with express recall, where necessary, of the specific norms, which discipline the operation. For the execution of the contract and for each legal aspect, the parties elect domicile according to the sense and the effects of art. 47. Civil Code and of art. 30 c.p.c., the Bank at its headquarters in Turin, the Company in Buccinasco, via Delle Azalee 3, or if not present there, at the Town Hall of Buccinasco; the Bank may have notification of all acts, including executory acts, made to such elected domicile or to the real domicile of the Company.

Specifically, the parties, according to the sense and the effects of art. 1341 of the Civil Code, declare to understand and to approve specifically the clauses of the specifications under letters C (early repayment), F (obligations of the Company requesting financing), G (obligations relative to goods under guarantee), H (conditions, guarantees, real and personal) I (solution of the contract), N (relevance of the registrations of the Bank) and O competent legal jurisdiction).

This contract is subject to the tributary treatment foreseen by Title IV of the D.P.R. 29.9.73 n. 601 and successive modifications and additions.

Read, approved and signed.

Turin, May 31st, 2000.

/s/ Alberto Verna                            /s/ Carmelo Giuseppe Ammendola
Banca Mediocredito S.p.A.                    Villa Sistemi Medicali S.p.A.